Exhibit 99.1

Alector Reports Second Quarter 2020 Financial Results and Provides Corporate Update

-	Pivotal Phase 3 trial of AL001 initiated for treatment of frontotemporal dementia due to a progranulin gene mutation (FTD-GRN)

-	Promising preliminary data from AL001 Phase 1b and Phase 2 open-label studies presented at Alzheimer’s Association International Conference

-	AL002, AL003 and AL014 programs for the treatment of Alzheimer’s disease and AL101 neurology program continue to progress

-	Strong cash and investments of $503.6 million to support execution of clinical, research and operational goals

SOUTH SAN FRANCISCO, Calif., Aug. 11, 2020 -- Alector, Inc. (Nasdaq: ALEC), a clinical-stage biotechnology company pioneering immuno-neurology, today announced corporate updates and financial results for the second quarter ended June 30, 2020.

“I am proud of the continued progress across our portfolio, most notably the initiation of our pivotal Phase 3 trial evaluating AL001 for the treatment of people with frontotemporal dementia,” said Arnon Rosenthal, Ph.D., co-founder and chief executive officer of Alector. “We are encouraged by the findings from the Phase 2 study of AL001 and look forward to sharing additional data after longer-term treatment and follow up. Our novel immuno-neurology approach and commitment to delivering transformative new therapies to people living with devastating forms of degenerative brain diseases are at the core of what we do. We have taken significant steps to ensure that we will continue to be in a position to achieve our goals, and ultimately, deliver therapies to the people who need them.”

Clinical Pipeline Highlights and Corporate Update

Progranulin Portfolio:

•

Announced dosing of first participant in pivotal Phase 3 trial evaluating AL001 in people at risk for or with frontotemporal dementia due to a progranulin gene mutation (FTD-GRN). In July 2020, Alector announced that the first participant was dosed in INFRONT-3, a global, pivotal Phase 3 trial, evaluating the efficacy and safety of AL001 in pre-symptomatic and symptomatic participants with FTD-GRN. The trial will enroll up to 180 participants at approximately 50 centers globally.

•

Presented preliminary findings from AL001 Phase 1b and Phase 2 open label studies at the Alzheimer’s Association International Conference (AAIC). In July 2020, Alector presented promising preliminary data from the Phase 1b and Phase 2 open-label studies evaluating the long-term dosing of AL001 in patients with FTD-GRN at the virtual AAIC. The data demonstrated that AL001 was well-tolerated in both studies. Additionally, in the Phase 2 study, treatment with AL001 led to sustained restoration of plasma progranulin (PGRN) levels in all FTD-GRN participants back to the normal range. These preliminary findings also showed that the majority of symptomatic FTD-GRN participants (six out of the eight) experienced a decrease in neurofilament light chain levels (NfL), an exploratory biomarker of neurodegeneration, from baseline at the last measured time point. Alector plans to continue this 96-week open-label Phase 2 study and present additional data from study participants, including findings on safety, fluid and imaging biomarkers, and clinical outcomes assessments, at a later date.

Alzheimer’s Disease Portfolio:

•	Continued progress for multiple Alzheimer’s disease clinical programs:

o	In collaboration with its partner AbbVie, Alector plans to initiate a Phase 2 study evaluating AL002 in patients with Alzheimer’s disease in the second half of 2020.

o	Alector continues to advance the Phase 1b trial of AL003 in Alzheimer’s disease, also being developed in collaboration with AbbVie.

o

Alector plans to initiate Phase 1 development for AL014 in the first half of 2021. AL014 is the latest prioritized candidate that targets MS4A4A, a transmembrane receptor protein that is expressed selectively in microglia in the brain and is associated with control of microglia functionality and potential viability.

Notable Clinical and Early-Stage Research:

•

Published new findings from the AL002 program in leading research journal. In June 2020, Alector announced the publication of preclinical and Phase 1 data demonstrating the potential of AL002 as a treatment for Alzheimer’s disease in The Journal of Experimental Medicine.

•

Published research showing role of Trem2 in a multiple sclerosis disease model. In August 2020, Alector researchers and academic collaborators published findings highlighting the role of Trem2 as induced by AL002a (a murine specific Trem2 antibody) in promoting myelin debris clearance and remyelination in a cuprizone mouse model of multiple sclerosis in Acta Neuropathologica.

Ongoing COVID-19 Response Activities:

•

Alector continues to actively monitor the evolving impact of COVID-19 on its business and clinical operations, with a primary focus on the health and safety of clinical trial participants, clinical trial site teams and employees.

•

To help mitigate the potential effects of the ongoing COVID-19 pandemic on current participant recruitment activities, the Company has implemented a number of activities to enhance clinical trial continuation and patient recruitment including: increased remote support for clinical sites and study staff; evaluation of the availability of in-home dosing and monitoring services for trial participants; and concierge travel support for trial participants who prefer to visit clinical sites in person. A targeted disease education campaign is also planned to help drive awareness of FTD and the AL001 Phase 3 clinical trial.

Second Quarter 2020 Financial Results

Revenue. Collaboration revenue for the quarter ended June 30, 2020, was $3.2 million, compared to $6.9 million for the same period in 2019. Alector recognizes revenue from the upfront payments under an agreement with AbbVie over time as the services are provided. Revenues are recognized as the program costs are incurred by measuring actual costs incurred to date compared to the overall total expected costs to satisfy the performance obligation. Changes in estimates for revenue recognized over time are recognized on a cumulative basis.

R&D Expenses. Total research and development expenses for the quarter ended June 30, 2020, were $34.1 million, compared to $25.6 million for the same period in 2019. This increase was mainly driven by an increase in expenses to support the advancement of the clinical and pre-clinical programs across several therapeutic programs and an increase in personnel-related expenses.

G&A Expenses. Total general and administrative expenses for the quarter ended June 30, 2020, were $15.7 million, compared to $8.4 million for the same period in 2019. This increase was primarily due to an increase in personnel-related expenses due to increased headcount and an increase in legal costs associated with our ongoing arbitration proceedings for certain intellectual property matters.

Net Loss. For the quarter ended June 30, 2020, Alector reported a net loss of $45.3 million, compared to a net loss of $24.6 million for the same period in 2019.

Cash Position. Cash, cash equivalents, and marketable securities were $503.6 million as of June 30, 2020. The Company believes that its cash and investments as of June 30, 2020, will be sufficient to fund its anticipated operations through 2022.

About Alector

Alector is a clinical stage biotechnology company pioneering immuno-neurology, a novel therapeutic approach for the treatment of neurodegenerative diseases. Immuno-neurology targets immune dysfunction as a root cause of multiple pathologies that are drivers of degenerative brain disorders. Alector is developing a broad portfolio of programs designed to functionally repair genetic mutations that cause dysfunction of the brain’s immune system and enable the rejuvenated immune cells to counteract emerging brain pathologies. The Company’s product candidates are supported by biomarkers and target genetically defined patient populations in frontotemporal dementia and Alzheimer’s disease. Alector is headquartered in South San Francisco, California. For additional information, please visit www.alector.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to risks and uncertainties related to market conditions, Alector and its business as set forth in Alector’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on August 11, 2020, as well as the other documents Alector files from time to time with the SEC. These documents contain and identify important factors that could cause the actual results for Alector to differ materially from those contained in Alector’s forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alector specifically disclaims any obligation to update any forward-looking statement, except as required by law.

Selected Consolidated Balance Sheet Data

(in thousands)

	June 30,	December 31,
	2020	2019

Cash, cash equivalents, and marketable securities	$503,640	$353,073
Total assets	572,030	421,913
Total current liabilities (excluding deferred revenue)	33,117	31,805
Deferred revenue (including current portion)	143,060	153,401
Total liabilities	216,699	227,170
Total stockholders’ equity	355,331	194,743

Consolidated Statement of Operations Data

(in thousands, except share and per share data)

	Three Months Ended June 30,	Six Months Ended June 30,
	2020	2019	2020	2019
Collaboration revenue	$3,170	$6,917	$10,341	$12,522
Operating expenses:
Research and development	34,062	25,640	68,667	46,247
General and administrative	15,697	8,429	30,341	14,188
Total operating expenses	49,759	34,069	99,008	60,435
Loss from operations	(46,589)	(27,152)	(88,667)	(47,913)
Other income, net	1,263	2,592	3,322	4,793
Net loss	$(45,326)	$(24,560)	$(85,435)	$(43,120)
Net loss per share, basic and diluted	$(0.58)	$(0.36)	$(1.11)	$(0.77)
Shares used in computing net loss per share, basic and diluted	78,415,195	67,327,975	76,617,938	55,643,352

Source: Alector, Inc.

Contacts

Media

Erica Jefferson

Vice President, Communications and Public Affairs

Alector, Inc.

301-928-4650

erica.jefferson@alector.com

1AB

Dan Budwick

973-271-6085

dan@1abmedia.com

or

Investors:

Alector, Inc.

ir@alector.com